Exhibit 99.1

Contact:	Jennifer Cook Williams
Senior Director, Investor Relations
650-624-9600
investors@corgentech.com

CORGENTECH ANNOUNCES SECOND QUARTER 2005 FINANCIAL RESULTS

Management Will Host Conference Call at 4:30 p.m. EDT

SOUTH SAN FRANCISCO, CA, July 26, 2005 — Corgentech Inc. (NASDAQ: CGTK) today reported financial results for the second quarter and six months ended June 30, 2005.

“In the second quarter, we achieved important milestones in the development of our lead product candidate, NF-kappaB (NF-kB) Decoy for the treatment of eczema,” said John P. McLaughlin, Corgentech’s president and chief executive officer. “During the quarter, we initiated enrollment for two separate Phase 1/2 clinical trials—one in the United States and the other in Australia and Switzerland—which are enrolling nearly 200 patients across both studies. Additionally, two separate scientific presentations were made during the quarter, which showed that NF-kB Decoy significantly reduced inflammation in preclinical studies of both eczema and inflammatory bowel disease, giving us further confidence that this product may someday benefit patients with inflammatory diseases.”

Second Quarter 2005 Financial Results

Revenue in the second quarter of 2005 was $8.1 million and was derived from the amortization of the initial non-refundable, up-front license payment of $25.0 million received from Bristol-Myers Squibb (BMS) in connection with the former collaboration to jointly develop and commercialize edifoligide (E2F Decoy), as well as the reimbursement of development costs associated with the collaboration. The collaboration with BMS was discontinued in March 2005 after unsuccessful Phase 3 clinical trials of E2F Decoy, and Corgentech expects final revenues from this collaboration to be recognized in the third quarter of 2005.

Total operating expenses were $14.5 million in the second quarter of 2005, compared to $19.9 million in the second quarter of 2004. The decrease in operating expenses was due to the reduction in clinical costs associated with the two Phase 3 E2F Decoy studies, which were ongoing in 2004.

For the second quarter of 2005, the net loss was $5.7 million, or $0.21 per share, compared to a net loss of $8.8 million, or $0.32 per share, in the second quarter of 2004.

For the first six months of 2005, the company had revenue of $13.6 million and a net loss of $19.5 million, or $0.71 per share, compared to a net loss of $15.4 million, or $0.72 per share for the same period in 2004.

The company ended the second quarter 2005 with cash, cash equivalents and short-term investments of $95.6 million.

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Conference Call Details

Corgentech will conduct a webcast conference call with the investment community at 4:30 p.m. EDT / 1:30 p.m. PDT, today, July 26, 2005 to discuss the second quarter 2005 results, and to review the company’s progress and outlook. The call will be available via live audio broadcast over the Internet on the Corgentech website at www.corgentech.com from the Investor Information page. For those unable to participate via the Internet, a 24-hour replay will be available for seven days after the call by calling 800-642-1687 (international dial: 706-645-9291) and giving the following pass code: 8003063. The webcast will be available until the company’s next quarterly financial results conference call.

About Corgentech

Corgentech is a biopharmaceutical company focused on the development and commercialization of DNA-based novel therapeutics for significant unmet medical needs. We are creating a pipeline of novel therapeutics focused initially on the treatment of inflammatory diseases, infectious diseases and cancer. For more information on the company and its technologies, please visit www.corgentech.com.

Forward-Looking Statements

This press release contains forward-looking statements, including without limitation all statements related to progress with developing product candidates. Words such as “believes,” “anticipates,” “plans,” “expects,” “intend,” “will,” “slated,” “goal” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon our current expectations. Our actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the development of TF Decoys and aptamers and other risks detailed in relevant filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K/A for the year ended December 31, 2004 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Corgentech undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date hereof.

~financial statements to follow~

Corgentech Inc.

Statements of Operations

(In thousands, except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Contract revenue	$8,119	$10,635	$13,607	$18,384
Operating expenses:
Research and development	10,755	16,552	26,745	28,659
General and administrative	3,702	3,374	7,583	5,813

Total operating expenses	(14,457)	(19,926)	(34,328)	(34,472)

Loss from operations	(6,338)	(9,291)	(20,721)	(16,088)
Interest and other income, net	625	459	1,196	691

Net loss	$(5,713)	$(8,832)	$(19,525)	$(15,397)

Basic and diluted net loss per common share	$(0.21)	$(0.32)	$(0.71)	$(0.72)

Shares used to compute basic and diluted net loss per common share	27,706,465	27,301,791	27,650,521	21,525,168

Corgentech Inc.

Condensed Balance Sheets

(In thousands)

	June 30, 2005	December 31, 2004
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$95,617	$115,178
Other current assets	3,152	11,137

Total current assets	98,769	126,315

Property and equipment, net	2,941	3,492
Other assets, non-current	567	1,741

Total assets	$102,277	$131,548

Liabilities and stockholders’ equity
Current liabilities	$12,214	$17,898
Long term obligations	459	8,516
Total stockholders’ equity	89,604	105,134

Total liabilities and stockholders’ equity	$102,277	$131,548

(Note): Derived from audited financial statements at that date.